Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.
Exhibit 10.13

ASSIGNMENT AND CONSULTING SERVICE AGREEMENT

THIS ASSIGNMENT AND CONSULTING SERVICE AGREEMENT (“Agreement”), dated as of March  30 , 2023 (“Effective Date’’), is entered into by and between Suzhou Aprinoia Therapeutics Co. Ltd., a company duly organized under the laws of People’s Republic of China, having its registered office at R503, 5F, Building B2, 218 Xing Hu Rd., Suzhoulndustrial Park, Suzhou, PRC (“APN SZ”), APRINOIA Therapeutics Inc., a company incorporated under the laws of the Cayman Islands, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“APN Cayman”), Yantai Yitai Pharmaceutical Technology Co., Ltd., a company duly organized under the laws of the People’s Republic of China, having its registered office at Room 101, Block 52, No. 500, East Bin Hai Rd., Mu Ping District, Yan Tai, Shandong Province, PRC (“Yitai”), and Yantai Dongcheng Pharmaceutical Group Co., Ltd., a company duly organized under the laws of the People’s Republic of China, having its place of business at No.7, Changbai Mountain Rd., Economic and Technological Development District, Yan Tai, Shandong Province, PRC (“Dongcheng”). APN SZ and Yitai shall each be a “Party” and collectively the “Parties.”

WHEREAS, Yitai has entered into a License and Commercialization Agreement with APRINOIA Therapeutics Inc., a company duly organized under the laws of Japan, having its place of business at Shinkawa 1-2-8, Chuo-ku, Tokyo 104-0033, Japan (“APN JP”), pursuant to which APN JP grants Yitai an exclusive license to commercialize the Product in the Field in the Territory (each as defined below) (“the License and Commercialization Agreement”).

WHEREAS, Yitai would like to acquire from APN SZ the ownership of certain materials in connection with NMPA registrational clinical trial No. CTR20212222 and consulting services from ANP SZ to support its development and regulatory activities for the clinical study;

WHEREAS, APN SZ is willing to assign the rights of these materials and provide consulting services to Yitai for the clinical study.

NOW, THEREFORE, in consideration of these premises and the mutual covenants contained herein, the Parties agree as follows:

1.	Definitions.

1.1	“Affiliates” means any individual, company or entity related by employment, or controlling, controlled by, or under common control with the relevant Party, where “control” means direct or indirect control by ownership or otherwise of more than fifty percent (50%) of the outstanding voting shares or similar measure of control. Yitai’s Affiliates include without limitation companies listed in Schedule 1. For aoidance of doubt, Yitai and APN SZ shall not be considered Affiliates under this Agreement.

1.2	“Confidential Information” means any and all information disclosed by APN SZ to Yitai or its Affiliates or by Yitai or its Affiliates to APN SZ that is by its nature proprietary, secret, or confidential or which is marked confidential, whether disclosed orally, visually, electronically, or in any other tangible form under this Agreement. Confidential Information shall also include all raw data, technical or non-technical information and data regarding the Product disclosed by APN SZ to Yitai during the Term. This may include, but is not limited to, technical processes, specifications, instrumentation, formulae, assays, manufacturing techniques, and research and development activities.

1.3	“Existing Agreements” means, collectively, agreements, contracts, work orders, price quotations and other documents related to the research, development, registration, manufacture or commercialization of the Product in the Field in the Territory that have been entered into by APN SZ or its Affiliates as a party, as set forth in Schedule 2.

1.4	“Field” means Tau imaging Tracer.

1.5	“IND Study” means clinical study in connection with NMPA registrational clinical trial No. CTR20212222.

1.6	“Intellectual Property Rights” means all proprietary information, techniques, know-how, trade secrets, inventions, composition of matter, methods, processes, formulae, patents, patent applications and research tools in each case, whether patentable or not, including but not limited to all intellectual property or proprietary rights (including, without limitation, any applications therefor) relating to the Product.

1.7	“Materials” means any data, information or documentation relating to the IND Study possessed by ANP SZ as of the Effective Date of this Agreement as particularly listed in the Schedule 3 hereto.

1.8	“Product” means the proprietary compound known as [18F]APN-1607.

1.9	“Consulting Services” has the meaning given in Section 3.1.

1.10	“Term” has the meaning given in Section 10.1.

1.11	“Territory” means Mainland China.

1.12	“Third Party” means any person or entity other than APN SZ and Yitai and their respective Affiliates.

2.	Assignment

2.1	Subject to the terms and conditions of this Agreement, APN SZ shall transfer, deliver and assign the Materials to Yitai, and Yitai shall have the right to use the Materials.

2.2	All right, title and interest (including Intellectual Property Rights) of the Materials shall be assigned to Yitai and APN SZ agrees to take such actions or execute such documents as necessary for effective assignment of such right, title and interest (including Intellectual Property Rights).

2.3	If any Materials involves any rights of a Third Party under an agreement between APN SZ and the Third Party, APN SZ agrees to notify the Third Party of such assignment and perform all the formalities which are required to assign such rights to Yitai.

2.4	APN SZ shall change the applicant of the IND Study and the corresponding No. CTR20212222 clinical trial approval to Yitai in accordance with applicable laws and the requirements of relevant drug regulatory authority at a time to be mutually agreed by both Parties so as to avoid or minimize any delay on the IND Study. For clarity, the change of the applicant of No. CTR20212222 clinical trial approval to Yitai shall be considered a part of the transfer and assignment of all Materials relating to IND Study under this Agreement.

3.	Consulting Services

3.1	APN SZ shall provide consulting services of [***] man-hour per year to Yitai to support the development and regulatory activities for the IND Study of the Product with the aim to obtain marketing authorization of the Product in the Field in the Territory (“Consulting Services”), which shall include at least [***] man-hour per year for attending meetings to discuss clinical studies of the Product.

3.2	Unless otherwise agreed by the Parties, the Consulting Services will be provided remotely from the premises of APN SZ.

3.3	The Parties agree that Professor Dorothy Tzu Chen YEN shall be the principal personnel to provide the Consulting Services.

3.4	APN SZ shall provide the Consulting Services in accordance with: (i) the terms and conditions of this Agreement, (ii) the timelines agreed upon in writing by the Parties, (iii) all applicable laws and regulations and (iv) standards of care and diligence normally practised by APN SZ in performing activities of a similar nature with respect to products developed or commercialized by APN SZ or its Affiliates.

4.	Other Agreement

4.1	In the event any clinical and non-clinical study in addition to IND Study (No.CTR20212222) is required for obtaining marketing authorization (such as more human subjects or animals need to be recruited than provided under the current clinical or non-clinical protocol), Yitai shall discuss with APN SZ before initiating these studies and the costs of such studies shall be borne by Yitai and APN SZ (or its Affiliate) in [***].

4.2	Any and all right, title and interest (including Intellectual Property Rights) of any data, information or materials, including inventions, results, reports, dossiers, graphs, images, method, analysis created during the performance of the Consulting Sevices shall be owned solely by Yitai.

4.3	APN SZ shall use its best endeavours to transfer the Existing Agreements and its rights and obligations under these Existing Agreements to Yitai no later than [***] days from the Effective Date which can be extended by mutual agreement between both Parties. APN SZ shall, in a manner agreed by Yitai, obtain the approval and confirmation of the other parties to the Existing Agreements for the transfer of the Existing Agreements (including all rights and obligations of APN SZ or its Affiliates under the Existing Agreements to Yitai). If an Existing Agreement (including all rights and obligations of APN SZ or its Affiliates under such Existing Agreement) can be transferred to Yitai upon notice to the other party to such Existing Agreement, APN SZ and/or its Affiliates shall notify such parties in writing in the manner agreed by Yitai. If an Existing Agreement is in effect but the activities thereunder have been basically performed, APN SZ shall terminate such Existing Agreement in the manner agreed by Yitai. For those Existing Agreements which cannot be transferred due to reasons attributable to the governing law of or the other party to such Existing Agreements, APN SZ shall act as a party to such Existing Agreements on behalf of Yitai and perform such Existing Agreements as directed by Yitai and Yitai shall indemnify APN SZ for any payment due or owed or liability incurred under such Existing Agreements after the Effective Date of this Agreement. For clarity, for all Existing Agreements, Yitai will assume all obligations, payments and liabilities incurred, due or owed after the Effective Date of this Agreement but will not assume, and APN SZ will retain, any obligation, payment or liability already incurred, due or owed before the Effective Date of this Agreement.

5.	Consideration and Payment

5.1	Upon execution of this Agreement, Yitai shall pay APN SZ:

(a)	[***] as the consideration for the transfer and assignment of Materials as provided in Section 2; and

(b)	A fee of [***] as the consideration for the provision of Consulting Services as provided in Section 3.

5.2	The payments under Section 5.1 shall be made by Yitai to APN SZ via wire transfer within [***] days upon Yitai’s receipt of an invoice from APN SZ and shall be remitted to the bank account as shown in Schedule 4. The fees for initiating the wire transfer of payments shall be borne by Yitai. The fees for receiving the wire transfer of payments shall be borne by APN SZ. All overdue payments shall accrue interest from the relevant due date to the date of payment, at the rate of [***] per annum.

5.3	If APN SZ fails to complete the transfer and assignment of all Materials relating to IND Study to Yitai within [***] year after the execution of this Agreement, unless such failure is due to legal or regulatory reasons or Yitai’s request, APN SZ shall refund to Yitai the assignment consideration of [***] and the corresponding interest which shall accrue from the relevant due date to the date of actual repayment at the rate of [***] per annum, provided that if any Materials have been transferred to Yitai, Yitai shall transfer back to APN SZ the full and complete rights in relation to such Materials upon payment of the refund.

5.4	Taxes; Withholding.

(a)	Generally. Each Party will pay, any and all income taxes levied on account of all payments it receives under this Agreement except as otherwise provided in this Section 5.4.

(b)	Tax Withholding. Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of applicable law. The Party that is required to make such withholding (the “Paying Party”) will (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to the other Party (the “Payee Party”) on a timely basis following that tax payment; provided, however, that before making any such deduction or withholding, the Paying Party shall give the Payee Party notice of the intention to make such deduction or withholding (such notice shall include an explanation of the reason for and the calculation of the proposed deduction or withholding and shall be given before such deduction or withholding is required in order for such Payee Party to obtain reduction of or relief from such deduction or withholding). Each Party agrees to reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 5.4 are reduced in amount to the fullest extent permitted by applicable law. In addition, the Parties shall cooperate in accordance with applicable laws to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes (“Indirect Taxes”)) in connection with this Agreement.

(c)	All payments under this Agreement are exclusive of any Value Added Tax (“VAT”) or similar Indirect Taxes, which if properly due under any applicable law, regulation, shall be borne by APN SZ. If Yitai is required by applicable laws in the PRC to pay VAT or similar Indirect Taxes on behalf of APN JP, then such Indirect Taxes shall be deducted by Yitai from the amounts payable to APN SZ, and paid by Yitai to the proper tax authorities, and APN SZ shall accept the resulting net payment as due performance under this Agreement.

6.	Representations and Warranties

6.1	APN SZ represents and warrants that as of the Effective Date:

(a)	it is authorized to enter into this Agreement;

(b)	it will comply with all applicable laws and regulations in performing its obligations under this Agreement.

(c)	it has and shall maintain throughout the term of this Agreement the required expertise, permits, licences, consents and approvals to perform its obligations under this Agreement in a timely and professional manner;

(d)	it has complied with the GCP and GMP requirements and other laws or regulations applicable to the drug regulation or environment protection prior to the Effective Date;

(e)	Schedule 3 provides a complete and accurate list of all data, information or documentation relating to the IND Study possessed by it as of the Effective Date;

(f)	it, and any of its Affiliates, has not granted and will not grant any mortgages, pledges, liens, security interests or other encumbrances of any kind over the Materials;

(g)	As of the date of effective transfer of Existing Agreements to Yitai, it and any its Affiliates have fully complied with the terms and conditions of the Existing Agreements and there is no breach that has occurred or is likely to occur under the Existing Agreements ;

(h)	Any information disclosed by it or its Affiliate to Yitai prior to the Effective Date that relate to the research, development, or regulatory activities of the Product, including any preclinical and clinical data, or regulatory filings and approvals are true and accurate.

6.2	No warranty whatsoever is given by APN SZ that Yitai would be able to obtain marketing authorization of and commercialize the Product in the Territory. However, if APN SZ commits willful misconduct or gross negligence in performing the obligations under this Agreement or a breach of this Agreement, or APN JP commits willful misconduct or gross negligence in performing the obligations under the License and Commercialization Agreement or a breach thereof, which directly results in Yitai’s failure to obtain the marketing authorization of the Product (“the Failure”) and the willful misconduct, gross negligence or breach is the sole cause of the Failure, then APN SZ and APN JP shall be jointly liable for refunding all payments made under Section 5,1 and compensating Yitai for the reasonable expenditure incurred by Yitai in the development of the Product. If the willful misconduct, gross negligence or breach of APN SZ or APN JP is not the sole cause of the Failure, APN SZ and Yitai shall discuss in good faith the liability of APN SZ and APN JP based on the principle that APN SZ and APN JP shall only be liable to the extent that the Failure is attributable to the willful misconduct, gross negligence or breach of APN SZ or APN JP.

6.3	Yitai represents and warrants that as of the Effective Date:

(a)	it is authorized to enter into this Agreement; and

(b)	it will comply with all applicable laws and regulations in performing its obligations under this Agreement.

6.4	Each Party warrants to the other Party that:

(a)	it is not an entity that pursues economic profits by using violent, intimidated or fraudulent methods such as a “organized crime group” or “occupational shareholder”, or an anti-social force;

(b)	the representative, responsible person or any person substantially owns the management power of it is or was not an anti-social force;

(c)	it or the representative, responsible person or any person substantially owns the management power of it does not provide financial assistance to anti-social forces or has close relationship with anti-social forces;

(d)	neither it nor the representative, responsible person or any person substantially owns the management power of it is publicly known or generally known through news or other similar channels as an anti-social force or an individual/entity that conducts intimidated crimes, or has relationship or connection with such individual/entity; and

(e)	it will not behave fraudulently or violently, or uses intimidated words towards the other Party or engage or employ any Third Party to conduct such behaviors.

6.5	APN Cayman hareby warrants that APN SZ will properly perform all of its obligations under this agreement (regardless of whether such obligations involve any payment obligation or not, including any compensation or damages payable by APN SZ for breach of this Agreement). If APN SZ fails to properly perform any of their obligations or pay the applicable amount or compensation under this Agreement, upon request from Yitai, APN Cayman shall perform such obligation or make such payment to Yitai.

6.6	Dongcheng hereby warrants that Yitai will properly perform its payment obligations under this Agreement. If Yitai fails to properly perform any of its payment obligation under this Agreement, upon request from APN SZ, Dongcheng shall make the applicable payment to APN SZ.

7.	Confidentially

7.1	During the Term and for a period of five (5) years thereafter, other than as provided for in this Agreement, neither APN SZ nor Yitai shall disclose the other Party’s Confidential Information to any Third Party or use the other Party’s Confidential Information for their benefit or for the benefit of others without the other Party’s prior written consent. Each Party may disclose the other Party’s Confidential Information as reasonably necessary to file, conduct or defend litigation in accordance with the provisions of this Agreement or comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, to the extent legally permissible, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed. Upon written request, a party (“receiving PARTY”) will return to the other Party (“Disclosing Party”) or destroy all tangible copies of Confidential Information in its, its Affiliates’ or their representatives’ possession or control and permanently erase all electronic copies of Confidential Information (subject to automatic system back-ups) except for (i) Confidential Information that the Receiving Party has a continuing right to use (e.g., in any regulatory filing) and (ii) one archival copy of Confidential Information which may be retained by the Receiving Party in a secure location solely for legal record keeping purposes. Notwithstanding the foregoing, Yitai may disclose APN SZ Confidential Information to its Affiliates or sublicensees in connection with performing the manufacturing and/or Commercilization activities to the extent that such Affiliates and/or sublicensees are bound by written confidentially obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement.

7.2	Confidential Information will not include information that the Receiving Party can demonstrate by competent written evidence: (i) is publicly available or becomes publicly available through no unauthorized act or omission of the Receiving Party; (ii) was already known to the Receiving Party at the time it received such Confidential Information; (iii) is or was developed independently by the Receiving Party without use of the proprietary and Confidential Information of the other Party; or (iv) is disclosed to the Receiving Party without restriction by and independent Third Party having a legal right to disclose the Confidential Information.

7.3	The Parties agree that the terms of this Agreement are Confidential Information of both Parties and each Party agrees not to disclose any of them, without the prior written consent of the other Party.

8.	Independent Contractors The relationship of the Parties hereunder shall be that of independent contractors. Nothing in this Agreement shall be deemed to create a partnership, joint venture, or similar relationship between the Parties and no Party shall be deemed to be an agent of the other Party.

9.	Assignability

9.1	This Agreement shall not be assigned or otherwise transferred by one Party to other parties without the prior express written consent of the other Party (which consent shall not be unreasonably withheld). Any permitted assignee shall assume all obligations of its assignor under this Agreement.

9.2	This Agreement will be binding upon and inure to the benefit of the Parties hereto, APN Cayman and dongehend and to their respective successors and permitted assigns. Any purported assignment in violation of this Section 9 shall be void.

10.	Term and Termination

10.1	This Agreement will become effective as of the Effective Date and will remain in full force and effect until the grant of marketing authorization of the product (“Term”).

10.2	Upon termination of the License and Commercialization Agreement, this Agreement will terminate immediately.

10.3	APN SZ may terminate this Agreement by giving Yitai a written notice if Yitai is in breach of its payment obligations or any other obligations of this Agreement and fail to cure the breach within [***] days after receipt of such written notice.

10.4	Either Party may terminate this Agreement immediately by written notice if any of the following occurs on the other Party:

(a)	the other Party is penalized revocation or suspension of its business license;

(b)	the other Party is insolvent and a petition is filed by or against the other Party for liquidation, corporate reorganization, civil rehabilitation, bankruptcy or special liquidation;

(c)	the other Party is dissolved, or has assigned all or an essential part of its business to a Third Party.

10.5	The Parties agree that expiration or termination of this Agreement will not affect the rights of the Parties that have accrued prior to such expiration or termination.

10.6	If this Agreement is terminated due to the termination of the License and Commercialization Agreement, and Yitai is unable to obtain a direct license from National Institutes for Quantum Science and Technology (Japn) (“QST”) for the Product, which makes it impossible for Yitai to continue to legitimately develop, manufacture, use or Commercialize the Product in the Field in the Territory, APN SZ shall refund all payments made under Section 5.1 and compensate Yitai for the reasonable expenditure incurred by Yitai in the development of the Product.

11.	Notices

11.1	Any notices under this Agreement will be in writing delivered by email, by hand, by courier, by a postage paid traceable method of mail delivery addressed to the Parties as follows:

For Yitai:

ATT:

Email: [***]

For APN SZ:

R503, 5F, Building B2, 218 Xing Hu Rd., SuzhouIndustrial Park, Suzhou, PRC

ATT: [***]

Email: [***]

	11.2	Each Party may change its address in Section 11.1 with a [***] days prior written notice to the other party.

	11.3	All notices will be deemed given on the date of delivery to the recipient.

12.	Governing Law and Arbitration This Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of People’s Republic of China, without reference to conflicts of laws principles that would direct the application of the laws of another jurisdiction. All disputes arising out of or in connection with this Agreement shall be resolved amicably by negotiation between the Parties. If such disputes remain unresolved for [***] days after either Party requests in writing to proceed with negotiation, such disputes shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The place of arbitration shall be Shanghai, China. The language of the arbitration shall be English. The award rendered by the tribunal shall be final and binding upon the Parties and may be entered in any court of appropriate jurisdiction.

13.	Limitation of iability and Identification

	13.1	Limitation of Damages. SUBJECT TO SECTION 13.2, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO LOST PROFITS AND LOST BUSINESS), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT, AND WHETHER OR NOT EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES TO THE MAXIMUM EXTENT PERMITTED BY LAW.

13.2	Nothing in this Agreement limits or excludes the liability of either Party for death or personal injury caused by the gross negligence or willful misconduct of its employees, or for fraud.

13.3	APN SZ agrees to defend, indemnify, and hold harmless Yitai, its Affiliates, its trustees, officers, agents, and employees (individually, a “Yitai Indemnified Party”, and collectively the “Yitai Indemnified Parties”), from and against any and all claims, damages, loss, judgments or actions brought by Third Parties asserted against an Yitai Indemnified Party to the extent caused by (i) the failure of APN SZ, its Affiliates, its trustees, officers, agents or employees to comply with the terms of this Agreement, and/or (ii) the breach by APN SZ of any representations or warranties made hereunder, in each case, only to the extent that such claim was not the result of Yitai Indemnified Party’s gross negligence or willful act or omission, and provided that (i) Yitai has provided to APN SZ prompt notice of such claim with requisite authority, information, and assistance to defend and (ii) either Party shall not settle such claim without the consent of the other Party.

13.4	Yitai agrees to defend, indemnify, and hold harmless APN SZ, its Affiliates, its trustees, officers, agents, and employees (individually, an “APN SZ Indemnified Party”, and collectively the “APN Identified Parties”) from and against any and all claims, expenses (including legal expenses and reasonable attorney fees), damages, loss, judgments or actions brought by Third Parties asserted against a APN SZ Indemnified Party to the extent caused by (i) the gross negligence or willful acts or omissions of Yitai, its Affiliates, its sublicensees, and their respective trustees, officers, agents or employees, in connection with the performance of Yitai’s obligations under this Agreement, (ii) the failure of Yitai, its Affiliates, its sublicensees, and their respective trustees, officers, agents or employees to comply with the terms of this Agreement, and/or (iii) Yitai’s, its Affiliates, or sublicensees’ manufacture, sale, storage, delivery, use or disposition of Product in performing the obligations of this Agreement including but not limited to product liability, and only to the extent that such claim was not the result of the APN SZ Indemnified Party’s gross negligence or willful acts or omissions and provided that (i) APN SZ has provided to Yitai prompt notice of such claim with requisite authority, information, and assistance to defend and (ii) either Party shall not settle such claim without the consent of the other Party.

13.5

Both Parties agree to maintain insurance and/or self-insurance coverage sufficient to meet their obligations hereunder and consistent with applicable law; provided, however, that a Party’s liability is not limited to the amounts of such insurance.

14.

Entire Agreement. This Agreement, including all Exhibits hereto, which are incorporated herein by reference, constitutes the entire agreement of the Parties and supersedes any prior understanding, negotiation, and agreement relative thereto. In the event of a conflict between this Agreement and the Exhibits, the terms of this Agreement will control.

15.

Modification and Waiver. No modification of this Agreement will be binding, unless in writing, fully executed by authorized representatives of the Parties. The failure or the delay of any Party hereto to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision or of the right of such Party thereafter to enforce such provision. No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach. A Party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the Party making such waiver.

16.

Severability. If one or more of the provisions contained herein is, for any reason, held invalid, illegal or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of this Agreement, unless the Agreement so construed fails to meet the essential business objectives of the Parties as expressed herein. If any provision is held illegal or unenforceable, the Parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which insofar as is practical, implements the purposes of the provision held invalid, illegal or unenforceable.

17.	Anti-Bribery and Anti-Corruption Compliance.

	17.1	Each Party agrees, on behalf of itself, its officers, directors and employees and shall cause its Affiliates, sublicensees, agents, representatives, consultants and any other subcontractors hired in connection with the subject matter of this Agreement (together with such Party, the “Representatives”) to agree that for the performance of its obligations hereunder:

(a)

The Representatives shall not directly or indirectly pay, offer or promise to pay, authorize the payment of any money or give, offer or promise to give, or authorize the giving of anything else of value, to: (i) any government official in order to influence official action; (ii) any individual or entity (whether or not a government official) (x) to influence such individual or entity to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (y) to reward such individual or entity for acting improperly or (z) where such individual or entity would be acting improperly by receiving the money or other thing of value; (iii) any individual or entity (whether or not a government official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a government official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or (iv) any individual or entity (whether or not a government official) to reward that individual or entity for acting improperly or to induce that individual or entity to act improperly.

	(b)	The Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of any Anti-Corruption Laws.

17.2	Each Party shall be responsible for any breach of this Section 17 or of the Anti-Corruption Laws by any of its Representatives.

18.	Language. This Agreement is in English and Chinese language. If there is any provision in English inconsistent with the corresponding provision in Chinese, the English text shall govern any question with respect to interpretation.

19.	Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, acts of war, terrorism, government act, or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party; provided, further, that the affected Party shall use its diligent efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

20.	Survival. Expiration or termination of this Agreement shall not relieve the Parties of their obligations under this Agreement that (i) were incurred prior to such expiration or termination; (ii) survive according to specific provision in this Agreement; or (iii) by their nature survive such expiration or termination, including, but not limited to, the obligations relating to confidential information, intellectual property, indemnification, and warranties.

21.	Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Any such counterpart, to the extent delivered by PDF format attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[signature page to follow]

IN WITNESS WHEREOF, the Parties, APN Cayman and Dongcheng have caused this Agreement to be executed on their behalf by a duly authorized representative on the Effective Date.

SuZhou Apprinoia Therapeutics Co. Ltd.		Yantai Yitai Biochemicals Co., Ltd.

By:	/s/ Ming-Kuei Jang	By:	/s/ Xiping Shen

Name: Ming-Kuei Jang		Name: Xiping Shen

Title: CEO		Title: Head of Quality Management

APRINOAI Therapeutics Inc.		Yantai Dongcheng Pharmaceutical Group Co., Ltd.

By:	/s/ Ming-Kuei Jang	By:	/s/ Zhigang Luo

Name: Ming-Kuei Jang		Name: Zhigang Luo

Title: CEO		Title: General Manager

SCHEDULE 1

Schedule 2

SCHEDULE 3

SCHEDULE 4